SETTLEMENT AND MUTUAL RELEASE AGREEMENT

This Settlement and Mutual Release Agreement (the "Agreement"), dated for identification purposes as of **August 31, 2005**, is entered into by and between Composite Technology Corporation, a Nevada corporation, the debtor and debtor in possession ("Debtor"); Benton H Wilcoxon ("Wilcoxon") and C. William Arrington ("Arrington") on the one hand, and Ascendiant Capital Group LLC ("Ascendiant"), Mark Bergendahl ("Bergendahl"), and Bradley Wilhite ("Wilhite") on the other hand. The Debtor, Wilcoxon and Arrington are collectively referred to herein as the "Debtor Parties". Ascendiant, Bergendahl and Wilhite are collectively referred to herein as the "Ascendiant Plaintiffs". The Debtor Parties and the Ascendiant Plaintiffs are collectively referred to herein as the "Parties".

I. RECITALS

1. The Debtor filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code on May 5, 2005 ("Petition Date") in the United States Bankruptcy Court, Central District of California, Santa Ana Division ("Bankruptcy Court"). The Debtor is continuing in the operation and management of its business pursuant to Bankruptcy Code Sections 1107 and 1108.

2. The Debtor's stock is traded on the Over-The-Counter Bulletin Board under the symbol "CPTCQ".

3. According to Debtor, prior to the Petition Date, the Debtor operated primarily as a research and development company for its novel patent pending composite core conductor cable for use in the electrical utility industry to increase capacity in transmission and distribution systems. The Debtor further states that it now provides engineering, product design, manufactured products and other services related to full commercial design, production and installation of Debtor's products for the global electrical utility industry, all of which are designed to improve the performance and capacity of transmission and distribution power lines.

4. Prior to the Petition Date, a business relationship existed between the Debtor Parties and the Ascendiant Plaintiffs. Disputes arose between them, some of which resulted in litigation.

5. On about November 4, 2003, the Ascendiant Plaintiffs filed a civil action against the Debtor and Wilcoxon, among others, in Orange County Superior Court, entitled Ascendiant Capital Group LLC; Ascendiant Capital Group, Inc.; Mark Bergendahl; Bradley Wilhite v. Composite Technology Corporation; Benton H Wilcoxon and related Cross Actions, Orange County Superior Court Case No. 03 CC 13314 ("Ascendiant OCSC Action").

6. The complaint filed by the Ascendiant Plaintiffs in the Ascendiant OCSC Action (the "Ascendiant Complaint") principally concerned a written contract, dated January 3, 2002, that the Ascendiant Plaintiffs and Richard Walker ("Walker") entered into with the Debtor, entitled "Business Advisory and Consulting Services Agreement ("Ascendiant Agreement"). Under and by the terms of the Ascendiant Agreement, the Debtor engaged the Ascendiant Plaintiffs and Walker as business advisors and consultants. Among the services described in the Ascendiant Agreement as being available from or to be provided by the Ascendiant Plaintiffs and Walker to the Debtor, were financial and/or business advice and counsel, long range strategic planning, assisting in identifying potential mergers and acquisitions candidates and assisting in due diligences and negotiations as requested by Debtor.

7. The Ascendiant Complaint alleges, among other things, the following:

a. That the Ascendiant Agreement provided for an Engagement Fee in consideration of the Ascendiant Plaintiffs and Walker making the Ascendiant Agreement and accepting the engagement by Debtor, which Engagement Fee consisted of 1,000,000 shares of the Debtor's common stock, to be issued in the amounts of 333,334 shares to Bergendahl, 333,333 shares to Wilhite and 333,333 shares to Walker; all such shares were to be free trading and registered with the U.S. Securities and Exchange Commission on its Form S-8 or similar registration. The Ascendiant Plaintiffs alleged that the entire Engagement Fee was due and payable upon execution of the Ascendiant Agreement, which occurred on or about March 5, 2002, and that the Engagement Fee was non-refundable under the Ascendiant Agreement.

b. That the Debtor agreed to grant and immediately fully vest options whereby individuals Bergendahl, Wilhite and Walker, in equal shares, could purchase an additional

1,000,000 shares of the Debtor's common stock, registered under SEC Form S-8, or similar registration, and freely trading at the time of exercise, at a cash exercise price of (i) $1.25 per share for the first 300,000 shares, (ii) $1.50 per share for the following 400,000 shares, and (iii) $1.75 pre share for the remaining 300,000 shares ("Options"). The Ascendiant Plaintiffs alleged that the Options could be exercised for three years from the time of grant, and were earned upon the completed execution of the Ascendiant Agreement on or about March 5, 2002.

c. That the Ascendiant Plaintiffs rendered valuable and substantial services to the Debtor, that the Ascendiant Plaintffs are and were entitled by the Ascendiant Agreement to receive the Engagement Fee and Options from Debtor, and that the Ascendiant Plaintiffs were and are further entitled to recover reasonable expenses which they incurred in rendering performance under the Ascendiant Agreement.

d. That the Ascendiant Plaintiffs had not and have not received the Engagement Fee or the Options, or any part thereof, from the Debtor; nor have the Ascendiant Plaintiffs recovered from the Debtor the expenses that they have incurred in rendering performance under the Ascendiant Agreement.

e. That the Ascendiant Plaintiffs were suing Debtor, Wilcoxon and "Doe" Defendants for breach of contract, specific performance, fraud and deceit, negligent misrepresentations, breach of covenant of good faith and fair dealing, and declaratory relief arising out of Ascendiant Agreement. The Ascendiant Plaintiffs sought compensatory and punitive damages, specific performance, declaratory relief, and other remedies against the Debtor, Wilcoxon, and other defendants.

8. The Ascendiant Plaintiffs have alleged that Walker's affiliation with Ascendiant terminated in 2002 and that the Ascendiant Plaintiffs have succeeded to and now hold the rights to the shares and Options previously allocated to Walker under the Ascendiant Agreement. Walker never has been and is not a party to the Ascendiant OCSC Action, the JAMS Arbitration or the CPTC Action or the Consolidated Action described below. Nor is Walker a party to or beneficiary of this Agreement.

9. The Debtor Parties denied the material allegations of the Ascendiant Complaint in the Debtor Parties' Answer to Complaint served on or about December 12, 2003. On or about November 10, 2003, the Debtor filed a separate complaint (the "CTC Complaint") in Orange County Superior Court against the Ascendiant Plaintiffs, as Case No. 03 CC 13531 ("CPTC Action"), alleging and/or seeking declaratory relief, breach of contract, fraudulent inducement, and economic coercion allegedly relating to the Ascendiant Agreement, as well as allegations regarding various unrelated business relationships purportedly between the Ascendiant Plaintiffs and Wilcoxon. The CTC Complaint sought a declaratory judgment, compensatory and punitive damages, rescission of contract, and other relief.

10. On or about November 24, 2003, and December 3, 2003, the Orange County Superior Court entered orders consolidating the Ascendiant OCSC Action and the CPTC Action (collectively the "Consolidated Action").

11. Following the Ascendiant Plaintiffs' Motion to have the Consolidated Action transferred for arbitration, the Parties made a written stipulation, which the Orange County Superior Court approved by order, on or about January 15, 2004. By the stipulation and order (jointly the "Stipulation"), the Parties agreed that all claims relating to or arising from the Ascendiant Agreement were submitted to binding arbitration before the Honorable Robert Thomas (Ret.) at JAMS - Orange County (the "JAMS Arbitration").

12. The Parties further agreed in the Stipulation that any and all claims between them relating to transactions and relationships other than the Ascendiant Agreement would be adjudicated in the Consolidated Action before the Honorable Kazuharu Makino of Orange County Superior Court.

13. As of the Petition Date, the Debtor was a defendant in the Consolidated Action and was being sued by the Ascendiant Plaintiffs through a First Amended Complaint, filed November 5, 2004, for declaratory relief, for compensatory and punitive damages for fraud and deceit, for damages for breach of contract, and for alter ego liability. The First Amended Complaint alleged transactions and relationships involving entities named Ascendiant South America, LLC, later

renamed Ascendiant Phero02-South America, LLC ("ASA"), Sanguine Corporation ("Sanguine"), and Ascendiant Asia, LLC, later renamed Ascendiant Pher-02-Asia, LLC ("AA"). Wilcoxon, also a named defendant in the Consolidated Action, filed a Fourth Amended Cross-Complaint, dated September 28, 2004, against the Ascendiant Plaintiffs for declaratory relief, breach of contract, fraudulent inducement, fraud, breach of covenant of good faith and fair dealing, alter ego, unjust enrichment, accounting and breach of fiduciary duty. The Debtor did not join in that fourth amended cross-complaint and had, at the Petition Date, no pleading for affirmative relief or recovery in the Consolidated Action. The Consolidated Action, prior to the Petition Date, had been set for trial in November 2005.

14. On or about February 9, 2005, the evidentiary hearing in the JAMS Arbitration commenced after several months of discovery and other proceedings. Judge Thomas, as arbitrator, conducted eleven (11) days of hearings, receiving the testimony of several witnesses, as well as considerable documentary evidence and some motions in limine. As of the Petition Date, the JAMS Arbitration had not been completed, and counsel for the Parties estimated that another seven (7) or eight (8) days of testimony and perhaps other proceedings remained to be conducted before the hearing concluded and the arbitrator would render his decision.

15. On May 6, 2005, an emergency hearing was held in the Bankruptcy Court upon a Motion by the Ascendiant Plaintiffs seeking relief from the Bankruptcy automatic stay to proceed with the JAMS Arbitration hearing. That motion was denied by the Court without prejudice.

16. On June 6, 2005, another hearing was held in the Bankruptcy Court upon the Ascendiant Plaintiffs' new Motions (a) to remand the Consolidated Action to the Orange County Superior Court, and to remand the JAMS Arbitration to JAMS, and (b) for relief from the bankruptcy automatic stay so that the JAMS Arbitration hearing could be completed, the arbitrator render his decision and any award, and proceedings could be conducted in the Orange County Superior Court to have the arbitrator's decision, including any award, become a judgment of that court. The Ascendiant Plaintiffs' Motions were granted by the Bankruptcy Court, which also ruled

that no action would be taken by the Ascendiant Plaintiffs to collect any arbitration award, including any judgment thereon against the Debtor, absent further order of the Bankruptcy Court.

17. On July 18, 2005, the Bankruptcy Court entered an order approving the Debtor's Fourth Amended Disclosure Statement Describing Third Amended Chapter 11 Plan of Reorganization. A hearing on confirmation of the Debtor's Third Amended Chapter 11 Plan, including as amended, modified, or supplemented in accordance with the Bankruptcy Code and Bankruptcy Rules ("Plan") is presently scheduled for October 12, 2005 at 10:30 A.M.

18. The Debtor's Plan provides for payment of allowed subordinated securities claims by issuance of free trading common stock of the Debtor pursuant to Bankruptcy Code Section 1145 on the Effective Date of the Plan.

19. The Ascendiant Plaintiffs, on or about August 9, 2005, timely filed in the Debtor's Chapter 11 proceeding their Proofs of Claim.

20. The Ascendiant Plaintiffs, on or about August 22, 2005, in order to preserve their position regarding the Plan pending Court approval of this Agreement, submitted Ballots voting to reject the Debtor's Plan.

21. Prior to the settlement described herein, Judge Thomas and the Parties had scheduled August 15 through August 23, 2005, to complete the JAMS Arbitration hearing. No trial date is presently set in the Consolidated Action, the Superior Court having vacated the November 2005 commencement date.

II. AGREEMENT

WHEREFORE, the Parties agree that it is in their respective best interests to settle and resolve any and all litigation, claims and disputes between them regarding the JAMS Arbitration and the Consolidated Action, including without limitation the events, transactions, agreements and relationships which gave rise to the foregoing litigation and issues. Accordingly, without any Party admitting any liability to any other Party in the foregoing litigation and disputes, and in consideration of the mutual and respective promises, representations, obligations and undertakings set forth hereunder, and for other good and valuable consideration, the receipt and sufficiency of

which are hereby acknowledged by the Parties, subject to Bankruptcy Court approval and confirmation of the Debtor's Plan, the Parties hereto agree as follows:

1. Recitals. The recitals set forth above are incorporated herein to describe the context in which this Agreement is made, and to provide information respecting the parties' disputes, transactions and litigation, including by an illustrative but not complete description of events, filings, proceedings, and allegations that reflect the divergent positions of the Parties hereto in the foregoing matters. Neither the recitals, nor any other provisions of this Agreement, are or should be construed or interpreted to be concessions, admissions, or used as evidence for any purpose either for or against the interest of any of the Parties hereto, consistent with Evidence Code Section 1152.

2. Effective Date of Agreement. This Agreement shall become effective and binding on the Parties hereto upon the later of: (i) the entry of an Order by the United States Bankruptcy Court approving this Agreement ("Agreement Approval Order"), which Order has not been stayed by a court of competent jurisdiction, and (ii) the Effective Date of the Plan (jointly the "Settlement Effective Date"). The Debtor shall elect to cause the Plan to become effective not withstanding the pendency of any appeal of the Bankruptcy Court's Plan Confirmation Order, so long as no order staying the Plan Confirmation Order is in effect. If the Bankruptcy Court rejects this Agreement and/or the settlement set forth herein, without allowing or despite amendment, modification or renewal of (a) this Agreement, (b) the terms of settlement, or (c) the application for the court's approval thereof, then this Agreement shall not become effective and shall be null and void.

In the event that enforcement of the Agreement Approval Order has been stayed by order of a court of competent jurisdiction, the Ascendiant Plaintiffs and/or the Debtor Parties then may elect, each in their sole discretion, to opt out of this Agreement by sending written notice thereof: (i) to counsel of record for the Debtor if the Ascendiant Plaintiffs elect to opt out of this Agreement, or (ii) counsel of record for the Ascendiant Plaintiffs if the Debtor Parties elect to opt out of this Agreement. If either the Ascendiant Plaintiffs or the Debtor Parties elect to opt out of

this Agreement pursuant to this Section 2, this Agreement shall not become effective and shall be null and void.

In the event that this Agreement does not become effective, for any reasons provided above or elsewhere in this Agreement, the Parties shall resume their litigation, including the JAMS Arbitration and the Consolidated Action, and none of the terms of this Agreement shall in any manner waive, limit, release, discharge or be an admission as to any of the causes of action and other claims at issue in the described litigation.

3. Allowed Claim of the Ascendiant Plaintiffs. The Ascendiant Plaintiffs shall have an allowed claim ("Allowed Claim") against the Debtor's bankruptcy estate ("Estate") as follows:

a. Two Hundred Thousand Dollars ($200,000) ("Cash Payment"). The Cash Payment shall accrue no interest and shall be paid in one installment immediately on the Settlement Effective Date. The Cash Payment shall be made payable to and delivered to Chicago Title c/o Karen Price, Senior Escrow Officer, 16969 Von Karman, Irvine , California 92606 ("Escrow"). This Agreement shall serve as escrow instructions for with respect to disposition of the Cash Payment. The Ascendiant Plaintiffs agree to sign such additional escrow instructions or amendments (1) as may be reasonably requested by Escrow, and (2) to effectuate the purposes of the escrow as stated in separate written irrevocable instructions to Escrow to be made and signed by and between all Ascendiant Plaintiffs and The Duffy Law Firm within fifteen (15) days following the first signing of this Agreement by an Ascendiant Plaintiff, or by such later date, which shall be at least thirty (30) days prior Settlement Effective Date, as may be agreed upon in writing by the Ascendiant Plaintiffs and The Duffy Law Firm.

b. Six Hundred and Fifty Thousand (650,000) shares of the Debtor's common stock to be issued on the Plan Effective Date pursuant to Bankruptcy Code Section 1145 in a single certificate, which certificate shall not contain any transfer restrictions and thus be free trading stock ("Stock"). The Stock shall be issued to and delivered to Escrow by the Debtor on or before the Settlement Effective Date. This Agreement shall serve as escrow instructions for Escrow with respect to disposition of the Stock. The Ascendiant Plaintiffs agree to sign such additional escrow

instructions or amendments (1) as may be reasonably requested by Escrow, and (2) to effectuate the purposes of the escrow as stated in separate written irrevocable instructions to Escrow to be made and signed by and between all Ascendiant Plaintiffs and The Duffy Law Firm within fifteen (15) days following the first signing of this Agreement by an Ascendiant Plaintiff, or by such later date, which shall be at least thirty (30) days prior Settlement Effective Date, as may be agreed upon in writing by the Ascendiant Plaintiffs and The Duffy Law Firm.

c. The Allowed Claim represents a compromise of the Ascendiant Plaintiffs' claims against Debtor and Wilcoxon for shares of Debtor's stock and monies which the Ascendiant Plaintiffs have alleged are due to and recoverable by the Ascendiant Plaintiffs under the Ascendiant Agreement. The Allowed Claim does not include any shares of Debtor's stock, monies or other compensation that may have been designated as payable to Walker in the Ascendiant Agreement. The distribution of the Cash and Stock by and from Escrow shall be conducted in accordance with the written irrevocable escrow instructions to be made and signed by the Ascendiant Plaintiffs and The Duffy Law Firm within fifteen (15) days following the first signing of this Agreement by an Ascendiant Plaintiff, or by such later date, which shall be at least thirty (30) days prior to the Settlement Effective Date, as may be agreed upon in writing by the Ascendiant Plaintiffs and The Duffy Law Firm. The Debtor Parties, provided they have fulfilled their obligations stated in this Section 3, shall have no responsibility, liability or involvement in that distribution from and by Escrow, except that if and when the Escrow returns the certificate for the Stock to Debtor, Debtor and its transfer agent will immediately issue and deliver new share certificates for the Stock in the names, and to the addresses, designated by the Escrow .

d. The Debtor Parties have received conflicting claims with respect to the disposition of the Cash Payment and the Stock. By reason of these conflicting claims, the Debtor Parties are unable to determine which person is entitled to the Cash Payment, the Stock, or any portion thereof, and is not in a position to determine the merit or validity of the conflicting claims. Upon the Settlement Effective Date, the Debtor Parties shall not assert any interest in the Cash Payment or Stock. Notwithstanding anything in this Agreement to the contrary, by signing this

Agreement, the Ascendiant Plaintiffs agree that (1) the Debtor Parties are authorized to deliver the Cash Payment and Stock to Escrow, (2) that such delivery and the transfer and immediate issuance of new share certificates for the Stock as instructed by the Escrow as described in Section 3(c) above, shall be in full satisfaction of the Debtor Parties' duties under this Agreement, and (3) that none of the Ascendiant Plaintiffs is entitled to recover from the Debtor Parties or the bankruptcy estate any portion of the Cash Payment or Stock after the Cash Payment and Stock are delivered to Escrow.

4. Waiver by the Ascendiant Plaintiffs' Rights to Other Distributions From the Debtor's Estate. Conditioned on (a) this Agreement becoming effective as of the Settlement Effective Date, (b) receipt by the Ascendiant Plaintiffs of the Cash Payment and Stock, and (c) except for their rights as stated in or arising from this Agreement, including without limitation for collection, enforcement and for judicial interpretation of this Agreement, (the "Ascendiant Conditions") then Ascendiant Plaintiffs shall hereby waive all claims against the Debtor, the Debtor's Estate, Wilcoxon and Arrington not stated in this Agreement, including any proofs of claims that may have already been filed against the Debtor's Estate, any rights to a distribution from the Estate, and/or any rights for options or warrants for the Debtor's common stock. The intent of the Parties to this Agreement is that upon satisfaction of the conditions above, including performance of the obligations arising under this Agreement for payment of the Allowed Claim to the Ascendiant Plaintiffs, all prior stock options and/or warrants for the Debtor's stock in favor of the Ascendiant Plaintiffs shall be hereby canceled and the Ascendiant Plaintiffs shall have no rights to any distribution of proceeds from the Estate, issuance of any other stock of the Debtor or to file any claims for money against the Estate except as set forth in this Agreement.

5. Indemnification of and By the Parties Relating to Third Party Claims.

a. Provided that the Ascendiant Conditions have all been satisfied and the Debtor Parties have not and are not in breach or default of their obligations and performances as provided in or arising from this Agreement, the Ascendiant Plaintiffs shall indemnify, defend, protect and hold harmless the Debtor Parties, the Debtor's Estate and their assigns and directors,

officers, employees, agents and affiliates, against all losses, claims, damages, actions, causes of action, debts, obligations, liabilities, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) necessarily and actually incurred by the Debtor Parties based upon, resulting from or arising out of any claim by any third party that the Ascendiant Plaintiffs have breached or defaulted in performance of their obligations as set forth in this Agreement.

b. Provided that the Ascendiant Conditions have all been satisfied and the Ascendiant Plaintiffs have not and are not in breach or default of their obligations and performances as provided in or arising from this Agreement, the Debtor Parties shall indemnify, defend, protect and hold harmless the Ascendiant Plaintiffs, and their assigns and directors, officers, employees, agents and affiliates, against all losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) necessarily and actually incurred by the Ascendiant Plaintiffs based upon, resulting from or arising out of any claim by any third party that the Debtor Parties have breached or defaulted in performance of their obligations as set forth in this Agreement.

6. Acceptance and Support of the Plan by the Ascendiant Plaintiffs. Notwithstanding that the Ascendiant Plaintiffs have submitted Ballots voting to reject the Plan, pursuant to this Agreement, and conditioned on the Bankruptcy Court's approval of this Agreement and the settlement stated herein, as well as the Debtor and Wilcoxon's timely performance of their obligations herein, without breach or default, the Ascendiant Plaintiffs (a) shall submit new Ballots voting to accept the Plan, (b) shall not file any objections to confirmation of the Plan and (c) shall support confirmation of the Plan.

7. General Release of Claims by Ascendiant Plaintiffs Against the Debtor Group. Except as otherwise expressly stated or reserved in this Agreement, and contingent upon the satisfaction of all the Ascendiant Conditions, including without limitation that this Agreement has become and remains effective and further contingent upon the Debtor Parties' performance of their

obligations under this Agreement without breach or default, the Ascendiant Plaintiffs and their respective parent, subsidiary and related entities, including, but not limited to, Ascendiant Capital Group, Inc., Ascendiant Securities, LLC, Ascendiant Pher-02 South America, LLC, Ascendiant South America, LLC, Ascendiant Pher-02 Asia, LLC, and Ascendiant Asia, LLC, and their officers, directors, agents, employees, attorneys or representatives, and their predecessors and successors, in law or in equity, but excluding Walker, (collectively, the "Ascendiant Group"), hereby release and forever discharge the Debtor and the Debtor's Estate and their officers, including but not limited to Wilcoxon and Arrington, their directors, agents, employees, attorneys, insurers, representatives, and their predecessors and successors, in law or in equity (collectively, the "Debtor Group"), from any and all actions, proceedings, obligations, liabilities, claims for relief, prayers for relief, demands, causes of action, damages, liabilities, damages, losses, costs and expenses and other claims (collectively "Claims") which the Ascendiant Group might or could assert against the Debtor Group, or any member thereof, which arise out of, are connected with, or are incidental to any Claims which arose or occurred, whether known or unknown, in favor of the Ascendiant Group and against the Debtor Group prior to the date of this Agreement (collectively the "Ascendiant Released Claims"), including without limitation all Claims relating to or arising from (a) the proceedings conducted in the JAMS Arbitration and the Consolidated Action, the Ascendiant OCSC Action and the CPTC Action (collectively the "Parties' Litigation"), (b) all allegations, causes of action, claims and prayers for relief made, or which could have been made by any or all of the Parties in the Parties' Litigation, (c) any and all Claims which the Ascendiant Parties asserted or could have asserted in the Parties' Litigation which are based on or arise from rights, compensation, benefits or other consideration allegedly allocated to Walker in the Ascendiant Agreement, and (d) the transactions, acts, omissions, agreements, events, statements, understandings, contracts, representations, promises, agreements and other occurrences, communications and conduct which were the subject matter of the Parties' Litigation. None of the foregoing releases, nor the waiver of Civil Code Section 1542 below, include, apply to or release, limit, modify or waive, in any manner, any Claims the Ascendiant Plaintiffs have or may have

against Walker. Walker is not included in the Ascendiant Group as that term is used in this Agreement.

8. Waiver of Civil Code Section 1542 by the Ascendiant Group. Subject to the conditions stated in Section 7, above, including without limitation that this Agreement becomes and is effective and the Ascendiant Conditions have been satisfied, the Ascendiant Group hereby acknowledges the provisions of California Civil Code section 1542, which states: **A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.** With respect to the general releases of Claims stated in Section 7, the Ascendiant Group hereby waives any and all rights which may be conferred upon them by virtue of Civil Code section 1542 or any similar provision or body of law. In this regard, Ascendiant Group acknowledge that facts in addition to or different from those which are now known or believed to exist may hereafter be discovered with respect to the subject matter of the Ascendiant Released Claims and that the releases of claims stated in Section 7 hereof will remain fully enforceable notwithstanding such discovery.

9. General Release of Claims by Debtor Group Against the Ascendiant Group. Except as otherwise expressly stated or reserved in this Agreement, and contingent upon the Ascendiant Plaintiffs' performance of their obligations under this Agreement, the Debtor Group, including without limitation the Debtor, Wilcoxon and Arrington, hereby release and forever discharge the Ascendiant Group, who do not include Walker, from any and all actions, proceedings, obligations, liabilities, claims for relief, prayers for relief, demands, causes of action, damages, liabilities, damages, losses, costs and expenses and other claims (collectively "Claims") which the Debtor, Wilcoxon, Arrington or other members of the Debtor Group might or could assert against the Ascendiant Group, or any of them, which arise out of, are connected with, or are incidental to any Claims which arose or occurred, whether known or unknown, in favor of the Debtor Parties or Debtor Group against the Ascendiant Plaintiffs or other Ascendiant Group prior to the date of this

Agreement (collectively the "Debtor Released Claims"), including without limitation all Claims relating to or arising from (a) the proceedings conducted in the JAMS Arbitration and the Consolidated Action, the Ascendiant OCSC Action and the CPTC Action (collectively the "Parties' Litigation"), (b) all allegations, causes of action, claims and prayers for relief made, or which could have been made by any or all of the Parties in the Parties' Litigation, and (c) the transactions, acts, acts, omissions, agreements, events, statements, understandings, contracts, representations, promises, agreements and other occurrences, communications and conduct which were the subject matter of the Parties' Litigation.

10. Waiver of Civil Code Section 1542 by the Debtor Group. With respect to the Claims made the subject of the releases and discharges set forth in Section 7, above, of this Agreement, the Debtor Group, including without limitation, the Debtor, Wilcoxon, and Arrington, hereby acknowledge the provisions of California Civil Code section 1542, which states: **A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.** The Debtor Group hereby waive any and all rights which may be conferred upon them by virtue of Civil Code section 1542 or any similar provision or body of law. In this regard, the Debtor Group acknowledge that facts in addition to or different from those which are now known or believed to exist may hereafter be discovered with respect to the subject matter of the Debtor Group's Released Claims, and that and that the releases of claims stated in Section 7 hereof will remain fully enforceable notwithstanding such discovery.

11. Consultation with Counsel. All Parties hereto acknowledge and represent that they have consulted with legal counsel before entering into this settlement and executing this Agreement. The Parties, and each of them, understand the meaning of this Agreement and expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to the release of unknown and

unsuspected claims, demands, and causes of action. All Parties acknowledge that they are executing and delivering this Agreement after having received from legal counsel of their own choosing legal advice as to their respective rights hereunder and the legal effect hereof.

12. Reliance. Except as set forth herein, the Parties hereto acknowledge that they have relied solely upon their own judgment, belief and knowledge of the existence, nature and extent of each claim, demand, or cause of action that each Party may have against the other, and that each such Party has not been influenced to any extent in entering into this Agreement by any representation or statement regarding any such claim, demand, or cause of action made by any other party hereto.

13. Attorneys' Fees and Costs. All Parties hereto shall bear their own attorneys' fees, expenses, and costs incurred in connection with the disputes between the Parties hereto, including the Parties Litigation, and in the preparation of this Agreement. In the event of any action or proceeding brought by any Party against another based on or under this Agreement, the prevailing Party(s) shall be entitled to recover attorneys' fees necessarily and actually incurred by said Party(s) in such action or proceeding, including costs of appeal, if any, in such amount as the court of competent jurisdiction adjudging said matter may determine.

14. Dismissal of Parties' Litigation. Within ten (10) days after the later of (i) the Settlement Effective Date and (ii) the date the Ascendiant Conditions have been satisfied:

a. Counsel of record for the Ascendiant Plaintiffs and Wilcoxon shall each execute one or more Request(s) for Dismissal which shall thereupon be filed and entered with and by the Orange County Superior Court, dismissing the Consolidated Action, including without limitation the Ascendiant OCSC Action and the CPTC Action in their entirety and with prejudice; and

b. Counsel of record for the Ascendiant Plaintiffs and the Debtor Parties, respectively, shall inform the arbitrator that the settlement described in this Agreement is effective and that the pending JAMS Arbitration should be deemed terminated and settled in its entirety and with prejudice.

15. Execution of Additional Documents. The Parties agree that they will execute any and all additional documents and take all additional steps and perform such additional acts as may be necessary or appropriate to consummate this settlement and accomplish the purposes thereof.

16. Integration of Entire Agreement. This Agreement contains the entire agreement of the Parties, and no representations, warranties, inducements, or promises not included herein by express provision or contained in a document or instrument identified herein and executed contemporaneously herewith shall be binding on any party hereto.

17. Authority to Sign. Each individual executing this Agreement on behalf of a corporation, partnership, or other entity represents that he or she is duly authorized to execute and deliver this Agreement on behalf of the corporation, partnership, or entity and agrees to deliver evidence of his or her authority and power if requested by the other party.

18. Bankruptcy Court Approval. This Agreement is subject to approval by the Bankruptcy Court and satisfaction of the other conditions to this Agreement becoming effective as set forth in Section 1 hereof.

19. Appropriate Notice. The Debtor shall cause appropriate notice of this Agreement to be given to Parties entitled to such notice under the United States Bankruptcy Code and Rules and pursuant to Bankruptcy Court Order.

20. No Admission Against Interest. Nothing set forth or contained in this Agreement or in the negotiations and communications leading to its completion shall be construed or used by any one as admissions against the interest of any of the Parties hereto. Except to enforce, collect upon and/or to seek judicial interpretation (collectively "Enforce") of this Agreement, the terms of this Agreement including, without limitation, the recitals, representations and releases made by any Party shall have no force or effect and will not be binding upon, enforceable against or deemed an admission or acknowledgment of any fact by any Party except upon this Agreement becoming effective and then only in completion of the actions contemplated in this Agreement. This Agreement shall not be admissible as evidence in any action or proceeding except one to enforce this Agreement, or to carry forward the actions contemplated herein.

21. Counterparts. This Agreement may be executed in any number of original, fax, or copied counterparts, and all counterparts shall be considered together as one agreement. A faxed or copied counterpart shall have the same force and effect as an original signed counterpart. Each of the Parties hereby expressly forever waives any and all rights to raise the use of a fax machine to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine, as a defense to the formation of a contract.

22. Binding. This Stipulation shall be binding on the Parties hereto when each such Party has executed at least one counterpart.

23. Ownership of Claims. Each of the Parties to this Agreement expressly warrants and represents that it is the sole and lawful owner of all right, title, and interest in and to every claim and other matter which it purports to release herein, and it has not assigned or transferred, or purported to assign or transfer to any person or entity any claims or other matters herein released.

24. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective Parties and their heirs, beneficiaries, devisees, trustees, executors, administrators, agents, representatives, successors and assigns.

25. Governing Law. This Agreement is to be governed by and construed in accordance with federal bankruptcy law to the extent applicable, and where state law is applicable, this Agreement is to be governed by and construed in accordance with the laws of the State of California.

26. Jurisdiction of the Bankruptcy Court. Should any dispute or issue, including to Enforce this Agreement, arise regarding this Agreement, the Bankruptcy Court shall have exclusive jurisdiction to determine any such disputes or issues arising under or which invoke Bankruptcy Law, while the Orange County Superior Court shall have exclusive jurisdiction to determine all other disputes and issues which arise under or invoke California state law.

27. Headings. The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof.

28. Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or illegal, the remaining provisions of this Agreement shall remain effective and enforceable unless the invalidated provisions are material or necessary to effectuate the purposes and essence of this Agreement.

29. Time of Essence. Time is of the essence with respect to performance of the terms of this Agreement.

30. No Third Party Beneficiaries. This Agreement is made by the Parties solely for the benefit of themselves and the other persons and entities affiliated with one or more Parties who are described in this Agreement. No other person or entity may claim any rights or benefits under this Agreement, and no third party benefits are conferred by or arise from the provisions of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first set forth above.

COMPOSITE TECHNOLOGY CORPORATION,
a Nevada corporation

____
Benton H Wilcoxon,
Chief Executive Officer

____
Benton H Wilcoxon, Individually

____
C. William Arrington, Individually

ASCENDIANT CAPITAL GROUP LLC

Bradley J Wilhite
____
By: Bradley J. Wilhite
Its: Managing Member

Mark Bergendahl, Individually

Bradley Wilhite, Individually

APPROVED AS TO FORM.

SHULMAN HODGES & BASTIAN LLP

Leonard M. Shulman
Mark Bradshaw
General Counsel for Composite Technology Corporation, a Nevada corporation, the Debtor and Debtor in Possession

THE DUFFY LAW FIRM

Anthony C. Duffy
Jeffrey C. Flashman
Co-Counsel for Ascendiant Capital Group LLC, Mark Bergendahl and Bradley Wilhite

LAW OFFICES OF TODD C RINGSTAD

Todd C. Ringstad
Co-Counsel for Ascendiant Capital Group LLC, Mark Bergendahl and Bradley Wilhite